Exhibit 16.1
                                                     Conformed Copy


June 11, 1997



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

We have read Item 19 of the Registration Statement on Form S-4 for $150,000,000 of the Senior Subordinated Notes due 2007, to be filed with the Securities and Exchange Commission on or about June 11, 1997, and are in agreement with the Statements contained in the Change in Accountants paragraphs therein. We have no bases to agree or disagree with other statements of the registrant therein.



                              /s/ ERNST & YOUNG LLP


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